Exhibit 99.1

American Eagle Outfitters Reports Record First Quarter Sales

5.31.18

Comparable Sales Rise 9%

EPS Increases 57%

2.3 Million Shares Repurchased

PITTSBURGH — (BUSINESS WIRE) — American Eagle Outfitters, Inc. (NYSE: AEO) today reported EPS of $0.22 for the quarter ended May 5, 2018, compared to $0.14 for the quarter ended April 29, 2017. Excluding restructuring charges of $0.01, the company’s adjusted EPS increased 44% to $0.23, compared to adjusted EPS of $0.16 last year.

Adjusted amounts are based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

First Quarter 2018 Results

•	Total net revenue increased 8% to $823 million compared to $762 million last year.

•	Consolidated comparable sales increased 9% over the comparable period ending May 6, 2017.

•	By brand, American Eagle’s comparable sales increased 4% and Aerie’s comparable sales increased 38%.

•	Gross profit increased 10% to $304 million from $278 million. The gross margin rate increased 50 basis points to 37.0% of revenue compared to 36.5% last year, reflecting rent leverage and a favorable markdown rate, partially offset by increased digital delivery expense.

•	Selling, general and administrative expense of $210 million leveraged 10 basis points to 25.5% as a rate to revenue due to strong comparable sales. Higher store compensation and incentive expense drove the majority of the increase from $195 million last year.

•	Depreciation expense increased 4% to $42 million from $40 million last year, leveraging 20 basis points to 5.1% as a rate to revenue.

•	Operating income of $51 million, which includes $1.6 million of restructuring charges, compared to $37 million last year. Adjusted operating income increased 23% to $52 million from $42 million last year, leveraging 80 basis points to 6.4% as a rate to revenue.

•	EPS of $0.22 increased 57% compared to EPS of $0.14 last year. Adjusted EPS of $0.23 increased 44% compared to adjusted EPS of $0.16 last year.

Jay Schottenstein, AEO’s Chief Executive Officer commented, “I’m very pleased to see our momentum continue. The first quarter marked our 13th consecutive quarter of positive comparable sales, leading to an increased operating margin and earnings growth, which exceeded our expectations. American Eagle leveraged strong brand equity and its dominant jeans business to deliver comparable sales gains across brick and mortar stores and e-commerce. After starting a body positivity movement, Aerie is posting record growth rates and striking a real emotional connection with its expanding customer base. We are highly focused on our strategic plan, centered on expanding American Eagle, accelerating Aerie’s growth, elevating the customer experience and delivering strong financial returns.”

Restructuring Charges

In the first quarter, the company incurred restructuring charges primarily related to corporate severance, totaling $1.6 million, or approximately $0.01 per share.

Inventory

Total ending inventories at cost increased 11% to $404 million, in line with the company’s expectations. The increase reflected the company’s clearance store strategy and the support of strong sales trends in American Eagle and Aerie. Looking forward, we expect second quarter ending inventory to be up in the high-single digits.

Capital Expenditures

In the first quarter, capital expenditures totaled $47 million, with more than half related to store remodeling projects and new openings, and the balance to support the digital business, omni-channel tools and general corporate maintenance.

Shareholder Returns, Cash and Investments

During the first quarter, the company returned $69 million to shareholders through cash dividends and share repurchases. We repurchased 2.3 million shares for $45 million and paid dividends of $24 million. As a result of strong free cash flow, we ended the quarter with total cash and investments of $310 million compared to $225 million last year.

Store Information

During the quarter, the company opened 4 American Eagle stores and closed 2, ending with 935 American Eagle stores, including 118 Aerie side-by-side locations. Additionally, the company opened 1 Aerie stand-alone store and closed 1, ending with 109 Aerie stand-alone stores. Internationally, the company ended the quarter with 217 licensed stores. For additional store information, see the accompanying table.

Second Quarter Outlook

Based on an anticipated comparable sales increase in the mid-single digits, management expects second quarter 2018 EPS to be approximately $0.27 to $0.29. This guidance excludes potential asset impairment and restructuring charges. Last year’s second quarter reported EPS of $0.12 included approximately $0.07 per share of restructuring and related charges. Excluding these items, last year’s second quarter adjusted EPS was $0.19. See the accompanying table for the GAAP to Non-GAAP reconciliation.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at more than 200 international locations operated by licensees in 24 countries. For more information, please visit www.ae.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including second quarter 2018 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and in any subsequently-filed Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for second quarter 2018 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	May 5, 2018	February 3, 2018	April 29, 2017
ASSETS
Cash and cash equivalents	$289,700	$413,613	$225,197
Short-term investments	20,000	—	—
Merchandise inventory	404,264	398,213	364,274
Accounts receivable	72,800	78,304	79,432
Prepaid expenses and other	87,832	78,400	94,769

Total current assets	874,596	968,530	763,672

Property and equipment, net	732,179	724,239	710,500
Intangible assets, net	45,966	46,666	48,462
Goodwill	14,962	15,070	14,772
Non-current deferred income taxes	9,105	9,344	33,408
Other assets	54,106	52,464	62,379

Total Assets	$1,730,914	$1,816,313	$1,633,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$207,774	$236,703	$208,857
Accrued compensation and payroll taxes	27,904	54,324	31,106
Accrued rent	83,524	83,312	78,018
Accrued income and other taxes	22,048	12,781	12,446
Unredeemed gift cards and gift certificates	39,918	52,347	39,744
Current portion of deferred lease credits	10,657	11,203	12,743
Other current liabilities and accrued expenses	42,979	34,551	37,677

Total current liabilities	434,804	485,221	420,591

Deferred lease credits	53,630	47,977	56,551
Non-current accrued income taxes	7,326	7,269	4,655
Other non-current liabilities	27,773	29,055	33,523

Total non-current liabilities	88,729	84,301	94,729

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	565,033	593,770	582,512
Accumulated other comprehensive income	(34,936)	(30,795)	(32,671)
Retained earnings	1,904,190	1,883,592	1,774,315
Treasury stock	(1,229,402)	(1,202,272)	(1,208,779)

Total stockholders’ equity	1,207,381	1,246,791	1,117,873

Total Liabilities and Stockholders’ Equity	$1,730,914	$1,816,313	$1,633,193

Current Ratio	2.01	2.00	1.82

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	May 5, 2018	% of Revenue	April 29, 2017	% of Revenue
Total net revenue	$822,961	100.0%	$761,836	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	518,518	63.0%	484,014	63.5%

Gross profit	304,443	37.0%	277,822	36.5%
Selling, general and administrative expenses	210,234	25.5%	194,979	25.6%
Restructuring charges	1,568	0.2%	5,448	0.7%
Depreciation and amortization	41,935	5.1%	40,446	5.3%

Operating income	50,706	6.2%	36,949	4.9%
Other income, net	502	0.0%	403	0.0%

Income before income taxes	51,208	6.2%	37,352	4.9%
Provision for income taxes	11,279	1.4%	12,116	1.6%

Net income	$39,929	4.8%	$25,236	3.3%

Net income per basic share	$0.23		$0.14
Net income per diluted share	$0.22		$0.14
Weighted average common shares outstanding - basic	176,853		179,312
Weighted average common shares outstanding - diluted	178,273		181,678

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended May 5, 2018
	Operating income	Net income	Diluted income per common share
GAAP Basis	$50,706	$39,929	$0.22
% of Revenue	6.2%	4.8%
Add:Restructuring Charges(1):	1,568	1,188	0.01
Non-GAAP Basis	$52,274	$41,117	$0.23
% of Revenue	6.4%	5.0%

(1) - $1.6 million for pre-tax corporate restructuring charges, primarily consisting of corporate severance charges

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended April 29, 2017
	Operating income	Net income	Diluted income per common share
GAAP Basis	$36,949	$25,236	$0.14
% of Revenue	4.9%	3.3%
Add:Restructuring Charges(1):	5,448	3,439	0.02
Non-GAAP Basis	$42,397	$28,675	$0.16
% of Revenue	5.6%	3.7%

(1) - $5.4 million pre-tax restructuring charges for severance and related charges, which includes corporate overhead reductions and charges for the United Kingdom, Hong Kong, and China.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

13 Weeks Ended July 29, 2017
Diluted income per common share
GAAP Basis	$0.12
Add: Restructuring Related Charges(1):	0.04
Add: Joint Business Venture Charges(2):	0.03

Non-GAAP Basis	$0.19

(1) - $11.4 million pre-tax restructuring related charges, consisting of:

•	Inventory charges related to the restructuring of the United Kingdom, Hong Kong, and China ($1.7M), recorded as a reduction of Gross Profit

•	Lease buyouts, store closure charges and severance and related charges ($9.7M), which includes charges for the United Kingdom, Hong Kong, and China and corporate overhead reductions, recorded within Restructuring Charges.

(2) - $9.3 million pre-tax charges for the charges related to the planned exit of a joint business venture, recorded within Other (expense) income, net.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	First Quarter Comparable Sales
	2018	2017
American Eagle Outfitters, Inc. (1)	9%	2%
AE Total Brand (1)	4%	-1%
aerie Total Brand (1)	38%	25%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	First Quarter 2018	Fiscal 2018 Guidance
Consolidated stores at beginning of period	1,047	1,047
Consolidated stores opened during the period
AE Brand	4	15 - 20
Aerie stand-alone	1	10 - 15
Tailgate Clothing Co.	0	1
Todd Snyder	0	1
Consolidated stores closed during the period
AE Brand	(2)	(10) - (15)
Aerie stand-alone	(1)	(5) - (10)

Total consolidated stores at end of period	1,049	1,049 - 1,069
Stores remodeled and refurbished during the period	23	60 - 70
Total gross square footage at end of period	6,598	Not Provided

International license locations at end of period (1)	217	261
Aerie side-by-side stores (2)
New AE store	0	5 - 10
Remodeled AE store	2	20

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.

(2)	Aerie side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached.